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MONRO MUFFLER BRAKE, INC.                                           Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period. All share data have been restated to reflect the 5% stock dividend paid August 5, 1996. (See Note 1 of Notes to Consolidated Financial Statements).







                                                     QUARTER ENDED          NINE MONTHS ENDED
                                                      DECEMBER 31,             DECEMBER 31,
                                                      ------------             ------------
                                                    1996        1995        1996        1995
                                                    ----        ----        ----        ----

                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


EARNINGS

Net Income                                        $1,609      $1,194      $8,730      $6,333
                                                  ======      ======      ======      ======

SHARES

Weighted average number of shares of Common
   Stock                                           7,470       7,201       7,412       7,201

Assumed conversion of Class C Convertible
   Preferred Stock                                   576         576         576         576

Dilutive effect of outstanding options               112         295         179         302
                                                  ------      ------      ------      ------

Weighted average number of common and common
   equivalent shares                               8,158       8,072       8,167       8,079
                                                  ======      ======      ======      ======


EARNINGS PER SHARE                                $  .20      $  .15      $ 1.07      $  .78
                                                  ======      ======      ======      ======
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